Exhibit 10.1

Sixth Amendment to Employment Agreement

This Sixth Amendment (“Sixth Amendment”), to the Employment Agreement (the “Agreement”) dated February 27, 2007 between Payment Data Systems, Inc. (“PDS”) and Michael R. Long (“Executive”) is entered into this 8th day of September, 2016, and is made part of the Agreement which is hereby amended as follows:

1. Definitions. All capitalized terms used herein and not expressly defined herein shall have the respective meanings given to such terms in the Agreement.

2. Entire Agreement. Except as expressly modified by this Sixth Amendment, the Agreement shall be and remain in full force and effect in accordance with its terms and shall constitute the legal, valid, binding and enforceable obligations of PDS and Executive.

3. Successors and Assigns. This Sixth Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

4. Section References. Section titles and references used in this Sixth Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

5. Now, therefore, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged:

a.	Section 4(c) of the Agreement is hereby amended solely with respect to Executive’s termination as a result of death as follows:

“(i) When Due. The estate of Executive shall be entitled to the Deferred Compensation as calculated below, the initial installment of which is to be paid within 30 days after the event giving rise to the payout (except as provided below) in the event that Executive’s employment is terminated for death of Executive. No Deferred Compensation shall be due if Executive’s estate receives continuation of Base Salary payments at the time of his death as follows: the Company and/or a third party insurance company shall continue to pay the Base Salary to the estate of Executive up to a maximum of 36 months minus the monthly Base Salary already paid to Executive prior to his death pursuant to his disability. If such Base Salary payments cease before 36 months for any reason, the Company shall pay Executive’s estate the Deferred Compensation minus Base Salary payments within 30 days.

(ii) Amount. The Deferred Compensation shall be an amount equal to 2.95 times of Base Salary (as defined in Section 4(a) of the Agreement) (“Deferred Compensation”). For the avoidance of doubt, Deferred Compensation shall not include amounts paid or accrued to Executive for bonuses or Bonus Compensation, benefits or equity awards. Unpaid and unearned Bonus Compensation or Bonus Deferred Compensation shall be forfeited.

The Deferred Compensation herein shall be deemed liquidated damages resulting from the Company’s termination of this Agreement due to death of the Executive and shall be the estate of the Executive’s sole and exclusive remedy for any such termination.

(iii) Outstanding Equity Awards. All stock options issued to Executive and all restricted stock granted to Executive shall continue on their vesting schedule without acceleration. Upon vesting of such stock options or restricted stock, Company agrees to execute all documents and provide all legal opinions to the estate of the Executive as requested by the authorized representative in order for the estate of the Executive to sell, register, collateralize, or transfer such stock.”

b.	Section 4(c) of the Agreement is hereby amended solely with respect to Executive’s termination as a result of disability as follows:

“(i) When Due. Executive shall be entitled to the Deferred Compensation as calculated below the initial installment of which is to be paid within 30 days after the event giving rise to the payout (except as provided below) in the event that Executive’s employment is terminated for disability pursuant to Section 7(a).

(ii) Amount. The Deferred Compensation shall be an amount equal to 36 monthly Base Salary payments (for the avoidance of doubt one monthly Base Salary payment shall equal 1/12th of Executive’s Base Salary and Base Salary shall be the salary amount paid to Executive on his last pay check before termination of the disability occurred) (“Deferred Compensation”) to be made monthly on a continuing basis for up to 36 months by the Company and/or a third party insurance company. For the avoidance of doubt, Deferred Compensation shall not include amounts paid or accrued to Executive for bonuses or Bonus Compensation, benefits or equity awards. Unpaid and unearned Bonus Compensation or Bonus Deferred Compensation shall be forfeited.

(iii) Outstanding Equity Awards. All stock options issued to Executive and all restricted stock granted to Executive shall continue on their vesting schedule without acceleration. Upon vesting of such stock options or restricted stock, Company agrees to execute all documents and provide all legal opinions to the estate of the Executive as requested by the authorized representative in order for the estate of the Executive to sell, register, collateralize, or transfer such stock.”

6. This Sixth Amendment amends the Agreement as set forth herein. All previously existing obligations under the Agreement are hereby reaffirmed in all respects.

[Signature Page follows.]

In witness thereof, the parties hereto have caused this Sixth Amendment to the Employment Agreement to be executed on the day and year first above written.

Payment Data Systems, Inc.		Executive

By:	/s/ Peter Kirby	By:	/s/ Michael R. Long
	Name: Peter Kirby		Name: Michael R. Long
Title: Chairman of the
Compensation Committee